                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549



                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


                Date of Report (Date of earliest event reported):
                                 July 26, 1999


                       International Speedway Corporation
             (Exact name of Registrant as specified in its charter)


   Florida                         0-2384                         59-0709342
(State or other                 (Commission                   (I.R.S. Employer
jurisdiction of                 File Number)                 Identification No.)
incorporation)


  1801 W. International Speedway Blvd.
        Daytona Beach, Florida                                       32114
(Address of principal executive offices)                          (Zip Code)


Registrant's telephone number, including area code:  (904) 254-2700

(Former name or address, if changed since last report):  No Change

Item 2.  Acquisition or Disposition of Assets.

         On July 26, 1999, pursuant to an Agreement and Plan of Merger, dated as of May 10, 1999, as amended by Amendment No. 1 thereto dated as of June 21, 1999 (the "Merger Agreement"), among International Speedway Corporation, a Florida corporation (the "Registrant"), 88 Corp., a Delaware corporation and wholly owned subsidiary of the Registrant ("88 Corp."), and Penske Motorsports, Inc., a Delaware corporation ("Penske Motorsports"), Penske Motosports merged with and into 88 Corp. (the "Merger"). 88 Corp. was the surviving corporation in the Merger. In the Merger, each outstanding share of common stock, par value $0.01 per share, of Penske Motorsports, other than shares held in Penske Motorsports' treasury or owned by the Registrant or any wholly owned subsidiary of the Registrant or of Penske Motorsports, was converted into the right to receive, at the election of each former Penske Motorsports stockholder, either $15.00 in cash and 0.729 shares of the Registrant's class A common stock, or 1.042 shares of the Registrant's class A common stock.

         On July 26, 1999, pursuant to an Agreement and Plan of Merger, dated as of May 10, 1999 (the "PSH Merger Agreement"), among the Registrant, Penske Performance, Inc., a Delaware corporation ("Performance"), Penske Corporation, a Delaware corporation and sole stockholder of Performance, and PSH Corp., a Delaware corporation ("PSH"), PSH merged with and into the Registrant (the "PSH Merger"). The Registrant was the surviving corporation in the PSH Merger. In the PSH Merger, each outstanding share of common stock, par value $0.01 per share, of PSH, other than shares held in the Registrant's treasury or owned by PSH or any wholly owned subsidiary of the Registrant or PSH, was converted into the right to receive $116,156.95 in cash and 5,648.413 shares of the Registrant's class A common stock.

         As a consequence of the Merger and the PSH Merger, Penske Motorsports is now a wholly owned subsidiary of the Registrant.

         The source of funds for the cash portion of the consideration paid to stockholders of Penske Motorsports is comprised of a combination of the Registrant's existing cash and available borrowings under the Registrant's five year, $300 million revolving credit facility.

         The foregoing descriptions of the Merger and the PSH Merger do not purport to be complete and are qualified by reference to the Merger Agreement and the PSH Merger Agreement incorporated herein by reference to Annex A and B, respectively, to the Joint Proxy Statement/Prospectus included in the Registrant's Registration Statement on Form S-4 (File No. 333-81165).

         A copy of the press release, dated July 26, 1999, issued by the Registrant relating to the above described transactions is attached as an exhibit to this report and is incorporated herein by reference.

Item 7.  Financial Statements and Exhibits.

  (a)    Financial statements of Business Acquired

         The audited consolidated balance sheet of Penske Motorsports as of December 31, 1998 and the related consolidated statements of income and cash flows for the fiscal year ended December 31, 1998 and the related notes to the financial statements are hereby incorporated by reference to the Annual Report of Penske Motorsports on Form 10-K for the year ended December 31, 1998.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

                                                                  1998        1997
                                                                  ----        ----
                                                                   (IN THOUSANDS)
ASSETS
CURRENT ASSETS:
  Cash and cash equivalents.................................    $  1,311    $    249
  Receivables...............................................       4,398       4,787
  Inventories...............................................       3,085       2,433
  Prepaid expenses..........................................       1,246       1,769
  Deferred taxes............................................         368         313
                                                                --------    --------
     TOTAL CURRENT ASSETS...................................      10,408       9,551
PROPERTY AND EQUIPMENT, NET.................................     247,421     224,666
INVESTMENTS.................................................      12,679      15,366
GOODWILL, NET...............................................      39,497      40,112
OTHER ASSETS................................................         529       2,077
                                                                --------    --------
TOTAL.......................................................    $310,534    $291,772
                                                                ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES:
  Current portion of long-term debt.........................    $    512    $  1,017
  Accounts payable..........................................       3,915       3,868
  Accrued expenses..........................................       2,933       2,343
  Other payables (Note 3)...................................                   9,956
  Deferred revenues, net....................................      19,204      22,529
                                                                --------    --------
     TOTAL CURRENT LIABILITIES..............................      26,564      39,713
LONG-TERM DEBT, LESS CURRENT PORTION........................      61,442      47,278
DEFERRED TAXES..............................................      22,413      13,349
DEFERRED REVENUES...........................................         369         738
COMMITMENTS AND CONTINGENCIES (NOTE 12)
STOCKHOLDERS' EQUITY:
  Common stock, par value $ .01 share:
     Authorized 50,000,000 shares
     Issued and outstanding 14,208,898 shares in 1998 and
      1997..................................................         142         142
  Additional paid-in-capital................................     159,371     159,371
  Retained earnings.........................................      47,768      31,181
                                                                --------    --------
                                                                 207,281     190,694
  Treasury stock, at cost, 353,900 shares (Note 11).........      (7,535)
                                                                --------    --------
     TOTAL STOCKHOLDERS' EQUITY.............................     199,746     190,694
                                                                --------    --------
TOTAL.......................................................    $310,534    $291,772
                                                                ========    ========

                See Notes to Consolidated Financial Statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

                       CONSOLIDATED STATEMENTS OF INCOME
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                                   1998            1997           1996
                                                                   ----            ----           ----
                                                                (IN THOUSANDS EXCEPT FOR PER SHARE DATA)
REVENUES:
     Speedway admissions....................................     $ 51,335        $ 45,550        $20,248
     Other speedway revenues................................       41,811          33,926         13,041
     Merchandise, tires and accessories.....................       23,712          30,340         21,886
                                                                 --------        --------        -------
     TOTAL REVENUES.........................................      116,858         109,816         55,175
  EXPENSES:
     Operating expenses.....................................       46,151          40,399         18,067
     Cost of sales..........................................       13,972          16,954         12,834
     Depreciation and amortization..........................       11,189           7,212          3,167
     Selling, general and administrative....................       14,465          16,379          6,185
                                                                 --------        --------        -------
     TOTAL EXPENSES.........................................       85,777          80,944         40,253
OPERATING INCOME............................................       31,081          28,872         14,922
EQUITY IN LOSS OF AFFILIATES................................       (1,382)           (860)
GAIN ON SALE OF INVESTMENT..................................        1,108
INTEREST INCOME (EXPENSE), NET..............................       (3,523)         (1,558)         1,950
                                                                 --------        --------        -------
INCOME BEFORE INCOME TAXES..................................       27,284          26,454         16,872
INCOME TAXES................................................       10,697          10,009          5,992
                                                                 --------        --------        -------
NET INCOME..................................................     $ 16,587        $ 16,445        $10,880
                                                                 ========        ========        =======
BASIC NET INCOME PER SHARE..................................     $   1.17        $   1.19
                                                                 ========        ========
PRO FORMA BASIC NET INCOME PER SHARE........................                                     $   .90
                                                                                                 =======
DILUTED NET INCOME PER SHARE................................     $   1.17        $   1.19
                                                                 ========        ========
PRO FORMA DILUTED NET INCOME PER SHARE......................                                     $   .90
                                                                                                 =======

                See Notes to Consolidated Financial Statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
                  YEARS ENDED DECEMBER 31, 1996, 1997 AND 1998

                                                            ADDITIONAL       RETAINED    TREASURY
                                          COMMON STOCK    PAID-IN CAPITAL    EARNINGS     STOCK       TOTAL
                                          ------------    ---------------    --------    --------     -----
                                                                    (IN THOUSANDS)
BALANCE, JANUARY 1, 1996..............        $ 93           $ 37,446        $ 8,273                 $ 45,812
  Net income..........................                                        10,880                   10,880
  Sale of common stock................          37             82,703                                  82,740
  Competition Tire West, Inc.
     transaction (Note 4).............                            (28)        (4,417)                  (4,445)
  Acquisition of minority interest
     (Note 4).........................                          2,063                                   2,063
  Stock issuance (Note 5).............           2              8,350                                   8,352
                                              ----           --------        -------     -------     --------
BALANCE, DECEMBER 31, 1996............         132            130,534         14,736                  145,402
  Net income..........................                                        16,445                   16,445
  North Carolina Speedway, Inc.
     acquisition (Note 3).............          10             28,837                                  28,847
                                              ----           --------        -------     -------     --------
BALANCE, DECEMBER 31, 1997............         142            159,371         31,181                  190,694
  Net income..........................                                        16,587                   16,587
  Purchase of common stock (Note
     11)..............................                                                   $(7,535)      (7,535)
                                              ----           --------        -------     -------     --------
BALANCE, DECEMBER 31, 1998............        $142           $159,371        $47,768     $(7,535)    $199,746
                                              ====           ========        =======     =======     ========

                See Notes to Consolidated Financial Statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                               1998           1997           1996
                                                               ----           ----           ----
                                                                         (IN THOUSANDS)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income.............................................    $ 16,587       $ 16,445       $ 10,880
  Adjustments to reconcile net income to net cash
     provided by operating activities:
     Depreciation and amortization.......................      11,189          7,212          3,167
     Equity in loss of affiliates........................       1,382            860
     Gain on sale of investment..........................      (1,108)
     Deferred taxes......................................       9,009          3,750           (146)
     Changes in assets and liabilities which provided
       (used) cash:
     Receivables.........................................         389         (2,110)          (431)
     Inventories, prepaid expenses and other assets......       1,412           (821)        (2,784)
     Accounts payable and accrued liabilities............         637         (5,082)         2,668
     Deferred revenues...................................      (3,694)         5,952          5,259
                                                             --------       --------       --------
          Net cash provided by operating activities......      35,803         26,206         18,613
CASH FLOWS FROM INVESTING ACTIVITIES:
  Additions of property and equipment....................     (32,893)       (73,349)       (73,812)
  Proceeds from sale of investment (Note 3)..............       5,270
  Acquisition of Competition Tire South, Inc. (Note 4)...                                      (758)
  Competition Tire West, Inc. transaction (Note 4).......                                    (3,326)
  Acquisitions of equity interest in subsidiaries and
     affiliates..........................................     (10,392)       (19,050)          (622)
                                                             --------       --------       --------
          Net cash used in investing activities..........     (38,015)       (92,399)       (78,518)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from sale of common stock.....................                                    82,740
  Purchase of common stock (Note 11).....................      (7,535)
  Proceeds from issuance of debt.........................      11,900         45,400         14,016
  Principal payments on long-term debt...................        (433)        (5,000)       (12,540)
  Repayment of related party debt........................        (658)        (1,820)        (1,254)
                                                             --------       --------       --------
          Net cash provided by financing activities......       3,274         38,580         82,962
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS.....       1,062        (27,613)        23,057
CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR...........         249         27,862          4,805
                                                             --------       --------       --------
CASH AND CASH EQUIVALENTS AT END OF YEAR.................    $  1,311       $    249       $ 27,862
                                                             ========       ========       ========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the year for interest.................    $  4,088       $  1,834       $    133
                                                             ========       ========       ========
  Cash paid during the year for taxes, net...............    $    380       $  8,089       $  9,279
                                                             ========       ========       ========

                See Notes to Consolidated Financial Statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

1. BASIS OF PRESENTATION AND DESCRIPTION OF BUSINESS

     The consolidated financial statements include the accounts of Penske Motorsports, Inc. (the "Company") and its wholly-owned subsidiaries Michigan International Speedway, Inc., Pennsylvania International Raceway, Inc. ("PIR"), California Speedway Corporation, North Carolina Speedway, Inc. ("NCS"), Motorsports International Corp., Competition Tire West, Inc. ("CTW") and Competition Tire South, Inc. ("CTS"). The Company also owns 45% of Homestead-Miami Speedway, LLC ("HMS"), which is recorded using the equity method. The Company is an indirect subsidiary of Penske Corporation (the "Parent"). All material intercompany balances and transactions have been eliminated.

     Nature of Operations -- The Company generates a predominant portion of its earnings from operating Michigan Speedway in Brooklyn, Michigan, Nazareth Speedway in Nazareth, Pennsylvania (operated by PIR), California Speedway in Fontana, California, and North Carolina Speedway in Rockingham, North Carolina. HMS operates Miami-Dade Homestead Motorsports Complex in Homestead, Florida. The Company also sells motorsports-related merchandise and apparel and racing tires and accessories.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Cash and Cash Equivalents -- The Company considers all short-term investments with a maturity of three months or less, at purchase, as cash equivalents.

     Inventories -- Inventories are stated at the lower of cost or market, with cost determined by the first in, first out method.

     Property and Equipment and Goodwill -- Property and equipment is carried at cost less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of the respective assets as follows:

                                                                 YEARS
                                                                 -----
Buildings and improvements..................................    10 - 40
Equipment...................................................    2 - 15

     Goodwill represents the excess of the purchase price over the fair value of net assets acquired and is being amortized primarily over a period of 40 years. Accumulated amortization was $1,921,000 and $872,000 at December 31, 1998 and 1997, respectively.

     The carrying values of property and equipment and goodwill are evaluated for impairment based upon expected future undiscounted cash flows. If events or circumstances indicate that the carrying value of an asset may not be recoverable, an impairment loss would be recognized equal to the difference between the carrying value of the asset and its fair value.

     Revenue Recognition -- Race-related revenues and expenses are recognized upon completion of an event. Deferred revenues represent advance race-related revenues, net of expenses, on future races. Revenues from the sale of merchandise, tires and accessories are recognized at the time of sale. Operating expenses include race-related expenses and other operating costs. Cost of sales relates entirely to merchandise, tires and accessories sales.

     Income Taxes -- Deferred taxes reflect the impact of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes.

     Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES and liabilities and disclosures of contingent liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results will likely differ from those which are estimated, however, such differences are not expected to be material.

3. ACQUISITIONS AND INVESTMENTS

     North Carolina Speedway Acquisition -- During 1997, the Company acquired the outstanding shares of NCS, which owns and operates North Carolina Speedway in Rockingham, North Carolina. On May 19, 1997, the Company purchased the shares of NCS held by its former majority shareholder in exchange for 906,542 shares of the Company's stock. On December 2, 1997, the shareholders of NCS approved a merger with the Company, whereby shareholders of NCS would receive cash of $19.61 per share or an equivalent amount of the Company's stock. In connection with the merger, 60,558 shares of the Company's stock were issued. The merger was completed December 2, 1997.

     Certain NCS shareholders dissented to the merger of the Company and NCS. These shareholders were paid $16.77 per share, the median fair value of NCS shares as determined by an independent investment banking firm retained by NCS to evaluate the Company's merger offer. These dissenters have requested additional compensation and, if they are successful in court, the cost of the NCS acquisition may increase (see Note 12).

     The acquisition, which approximated $42.0 million, was accounted for using the purchase method and resulted in goodwill of $34.2 million and an increase in stockholders' equity of $28.8 million. The fair market value of the assets acquired and liabilities assumed was as follows: current assets of $507,000, fixed assets of $17.6 million, current liabilities of $5.1 million and debt of $4.2 million. As of December 31, 1997, the Company recorded a liability of $10.0 million to recognize amounts due to the former NCS shareholders. NCS has been included in the consolidated financial statements since the date of acquisition of the controlling interest. The pro forma effect of the acquisition for the years ended December 31, 1997 and 1996, assuming the transactions occurred at the beginning of each year, would be to increase revenues by $4.8 million and $9.6 million, respectively, with no material impact on net income or net income per share.

     Investments -- In July 1997, the Company acquired 40% of the ownership interests of HMS for $11.8 million. In March 1998, the Company acquired an additional 5% of the ownership interests of HMS for $2.85 million, payable on December 31, 2001. This investment is accounted for using the equity method. The Company has joint right of first refusal agreements with the other investors in HMS for each to acquire additional shares of HMS proportionate to their current ownership interest should a sale occur.

     During 1998, the Company sold its investment in the common stock of Grand Prix Association of Long Beach, Inc. for $5.3 million. This investment was acquired in a series of transactions in 1997 for $4.2 million.

4. INITIAL PUBLIC OFFERING AND RELATED ACQUISITIONS

     Initial Public Offering -- On March 27, 1996, the Company completed its initial public offering ("IPO") of 3,737,500 shares of common stock. The initial offering price was $24.00 per share. The net proceeds to the Company of $82.7 million were used to repay outstanding debt of $10.6 million and to fund construction of California Speedway.

     Acquisition of Minority Interest in PIR -- Immediately prior to the effective date of the IPO, an investor in PIR exchanged 2,557 shares of PIR for 92,500 shares of common stock of the Company. This transaction resulted in goodwill of approximately $2.0 million and reduced the minority interest in PIR by $1.2 million.

     Acquisition of Minority Interest in CTW and Capital Distribution -- On March 21, 1996, the Company acquired CTW for $7.4 million, of which $4.3 million was paid to the two selling shareholders in cash with the balance of $3.1 million payable over five years with interest at 8% per annum. The acquisition of the shares of

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES the former 40% CTW shareholder was accounted for as an acquisition of a minority interest and resulted in recording goodwill of approximately $1.9 million. The former controlling shareholder of CTW (60%) is also the controlling shareholder of the Company. Therefore, the excess of the amount paid for such shares over the net book value of assets acquired (approximately $2.9 million) was recorded as a capital distribution. The note payable to the former controlling shareholder of CTW, which had a balance of $1.8 million, was repaid in April 1997.

     Acquisition of CTS Common Stock -- On March 21, 1996, the Company acquired the common shares of CTS not owned by CTW (approximately 67%) for cash and notes totaling approximately $2.2 million. The notes had an original balance of $830,000 and a term of five years with interest at 8%. This acquisition was accounted for using the purchase method and resulted in recording $1.7 million of goodwill. CTS has been included in the consolidated financial statements from the date acquired.

5. PROPERTY AND EQUIPMENT

     Property and equipment consists of the following as of December 31:

                                                               1998        1997
                                                               ----        ----
                                                                (IN THOUSANDS)
Land and improvements....................................    $ 96,635    $ 95,758
Buildings and improvements...............................     158,644     129,031
Equipment................................................      23,677      21,846
                                                             --------    --------
                                                              278,956     246,635
Less accumulated depreciation............................      31,535      21,969
                                                             --------    --------
                                                             $247,421    $224,666
                                                             ========    ========

     In December 1996, the Company acquired 54 acres of commercial property located adjacent to California Speedway from a noncontrolling shareholder of the Company for $13.4 million, which the Company paid in cash of $5 million and by the issuance of 254,298 shares of the Company's common stock. The issuance of stock was recorded as an $8.4 million increase in stockholders' equity.

6. LONG-TERM DEBT

     Long-term debt consists of the following as of December 31:

                                                                1998       1997
                                                                ----       ----
                                                                 (IN THOUSANDS)
$100 million unsecured revolving line of credit, bearing
  interest at LIBOR plus 0.5% (6.29%) due in 2002..........    $57,300    $45,400
Notes payable through 2006, bearing interest at fixed rates
  ranging from 7.5% to 8.0%................................      4,654      2,895
                                                               -------    -------
                                                                61,954     48,295
Less current portion.......................................        512      1,017
                                                               -------    -------
                                                               $61,442    $47,278
                                                               =======    =======

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

     The following table presents the expected repayment of long-term debt as of December 31, 1998 (in thousands):

1999........................................................    $   512
2000........................................................        520
2001........................................................      2,892
2002........................................................     57,426
2003........................................................        137
2004 and thereafter.........................................        467
                                                                -------
                                                                $61,954
                                                                =======

     Long-term debt at December 31, 1998 and 1997 includes $.7 million and $1.3 million, respectively, which are due to related parties as a result of the purchase of CTW and CTS in March 1996 and $1.1 million and $1.2 million, respectively, which are secured by certain parcels of land.

     At December 31, 1998 and 1997 the carrying value of the debt approximated fair value.

7. EMPLOYEE BENEFIT PLANS

     The Company participates in a non-contributory profit-sharing plan which covers employees who meet certain length of service requirements. Contributions of approximately $235,000, $185,000 and $100,000 were made to the plan in 1998, 1997 and 1996, respectively.

     The Company also sponsors a defined contribution plan under Section 401(k) of the Internal Revenue Code. The Company's expense related to this plan was $209,000, $150,000 and $80,000 in 1998, 1997 and 1996, respectively.

8. TAXES

     The provision for income taxes consists of the following for the years ended December 31:

                                                         1998       1997       1996
                                                         ----       ----       ----
                                                               (IN THOUSANDS)
Current.............................................    $ 1,878    $ 6,259    $5,753
Deferred............................................      8,819      3,750       239
                                                        -------    -------    ------
Total...............................................    $10,697    $10,009    $5,992
                                                        =======    =======    ======

     A reconciliation of taxes computed at the federal statutory rate and the consolidated effective rate is as follows for the years ended December 31:

                                                        1998       1997       1996
                                                        ----       ----       ----
                                                              (IN THOUSANDS)
Income before income taxes.........................    $27,284    $26,454    $16,872
                                                       -------    -------    -------
Taxes computed at statutory rate...................    $ 9,549    $ 9,259    $ 5,905
State and local taxes, net of federal benefit......        684        616         37
Amortization of goodwill...........................        368        190         60
Other..............................................         96        (56)       (10)
                                                       -------    -------    -------
Total income tax expense...........................    $10,697    $10,009    $ 5,992
                                                       =======    =======    =======
Effective tax rate.................................       39.2%      37.8%      35.5%
                                                       =======    =======    =======

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

     Temporary differences which give rise to deferred tax (assets) and liabilities are as follows as of December 31:

                                                                1998       1997
                                                                ----       ----
                                                                 (IN THOUSANDS)
Property, non-current......................................    $22,413    $13,349
Other, current.............................................       (368)      (313)
                                                               -------    -------
Total......................................................    $22,045    $13,036
                                                               =======    =======

9. RELATED PARTY TRANSACTIONS

     The following is a summary of significant related party balances and transactions as of and for the years ended December 31:

                                                                 1998         1997         1996
                                                                 ----         ----         ----
                                                                         (IN THOUSANDS)
Balances included in assets and liabilities:
  Accounts receivable -- affiliates.........................    $  681       $  388       $  339
                                                                ======       ======       ======
  Accounts payable -- affiliates............................    $  879       $1,038       $1,702
                                                                ======       ======       ======
  Accrued expenses payable to affiliates....................    $  376       $  424       $  405
                                                                ======       ======       ======
Other transactions:
  Sales to affiliates.......................................    $3,434       $3,149       $2,005
                                                                ======       ======       ======
  Purchases from affiliates.................................    $  623       $1,078       $  587
                                                                ======       ======       ======

     In addition, the Parent bills the Company for services rendered and expenses incurred by the Parent for the benefit of the Company. During the years ended December 31, 1998, 1997 and 1996, the Company paid the Parent $570,000, $511,000 and $478,000, respectively, for general and operating expenses. Prior to the IPO, the Company was charged for its allocated share of income taxes on the basis of the Company as a separate tax group. The Company paid the Parent $1.5 million for its portion of taxes relating to the period in 1996 prior to the IPO.

     The Company has a five-year agreement with a shareholder of the Company to provide sanitary wastewater treatment services to California Speedway, for which the Company paid $92,000 during the years ended December 31, 1998 and 1997 and $89,000 during the year ended December 31, 1996. The agreement, which is adjusted annually by increases in the Consumer Price Index, also grants an option to the Company to purchase such shareholder's wastewater treatment facility.

     The Company pays fees to the sanctioning bodies which conduct racing events at its speedways, including the National Association for Stock Car Auto Racing, Inc. ("NASCAR"). NASCAR is an affiliate of a significant shareholder. The Company, through its subsidiaries, paid NASCAR sanction fees, prize money and point funds of $13.6 million, $9.9 million and $3.8 million for the years ended December 31, 1998, 1997 and 1996, respectively.

10. SEGMENT REPORTING

     Effective December 31, 1998, the Company adopted Statement of Financial Accounting Standards No. 131, Disclosures about Segments of an Enterprise and Related Information. This statement establishes standards for the way in which public business enterprises report information about operating segments in annual financial statements.

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

     The Company's reportable segments are business units that offer different products and services. The Company classifies its business interests into two fundamental areas: admissions and other track-related activities, which consists principally of race-related revenues and expenses from promoting motorsports events, and merchandise, tires and accessories ("MTA"), consisting principally of the revenues and expenses from the sale of race-related apparel, tires and accessories items.

     The accounting policies of the segments are the same as those described in the summary of significant accounting policies.

     Revenues relating to the Company's track operations totaled $93.1 million, $79.5 million and $33.3 million in 1998, 1997 and 1996, respectively, with expenses (operating, depreciation and amortization, and selling, general and administrative) of approximately $64.6 million, $54.0 million and $20.4 million, respectively, for the same periods.

     Revenues relating to the Company's MTA business totaled $23.7 million, $30.3 million and $21.9 million in 1998, 1997 and 1996, respectively. The MTA business segment had cost of sales of $14.0 million, $17.0 million and $12.8 million, respectively, and operating, depreciation and amortization, and selling, general and administrative expenses of approximately $7.2 million, $10.0 million and $7.0 million, respectively, in 1998, 1997 and 1996 relating to such operations.

     Substantially all of the Company's capital expenditures, property, plant and equipment, equity investments and goodwill, as well as depreciation and amortization expenses, are related to track operations. Substantially all of the Company's inventory is related to its MTA businesses.

11. COMMON STOCK AND STOCK OPTIONS

     Prior to the completion of the IPO in March 1996, the Company effected a recapitalization pursuant to which the Company (i) increased its authorized shares of common stock to 50,000,000 shares, (ii) effected a 91.575-to-one share split, and (iii) converted 15,000 shares of outstanding preferred stock to 1,373,625 shares of common stock.

     The basic net income per share for the years ended December 31, 1998 and 1997 reflects the weighted average number of shares outstanding of 14,117,993 and 13,810,570. The pro forma basic net income per share for the year ended December 31, 1996 reflects the weighted average number of post-split shares outstanding of 12,128,920, including the dilutive effect of the number of shares issued equivalent to the $2.9 million capital distribution of 121,667 shares, based on the offering price of $24.00 per share, from the March 1996 acquisition of CTW.

     The diluted net income per share for the years ended December 31, 1998 and 1997 and the pro forma diluted net income per share for the year ended December 31,1996 reflect the weighted average number of shares outstanding plus the dilutive effect of outstanding stock options of 16,048, 19,534 and 12,621, respectively. The dilutive effect was calculated using the treasury stock method.

     In September 1998, the Company announced plans to repurchase, from time to time, up to $10 million of the Company's common stock in open market transactions, depending on market conditions. As of December 31, 1998, the Company had repurchased 353,900 shares at prices ranging from $19.875 to $23.25 per share.

     In March 1996, the stockholders of the Company approved a stock incentive plan whereby key employees and certain outside consultants and advisors of the Company and its subsidiaries may receive awards of stock options, stock appreciation rights or restricted stock up to a maximum of 400,000 shares of common stock. In May 1998, the stockholders of the Company approved an increase in the number of shares authorized

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES pursuant to this plan to 720,000. The following table summarizes stock option activity during the years ended December 31, 1998, 1997 and 1996.

                                                               YEAR ENDED DECEMBER 31,
                                       -----------------------------------------------------------------------
                                               1998                     1997                     1996
                                       ---------------------    ---------------------    ---------------------
                                                    WEIGHTED                 WEIGHTED                 WEIGHTED
                                                    AVERAGE                  AVERAGE                  AVERAGE
                                       NUMBER OF    EXERCISE    NUMBER OF    EXERCISE    NUMBER OF    EXERCISE
                                        OPTIONS      PRICE       OPTIONS      PRICE       OPTIONS      PRICE
                                       ---------    --------    ---------    --------    ---------    --------
Options, Beginning of Year.........     155,000      $26.06       75,000      $24.00
Granted............................     165,000       26.38      115,000       27.75      75,000       $24.00
Forfeited..........................                              (35,000)      27.75
                                        -------      ------      -------      ------      ------       ------
Options, End of Year...............     320,000      $26.22      155,000      $26.06      75,000       $24.00
                                        =======      ======      =======      ======      ======       ======
Options Exercisable at End of
  Year.............................      76,534      $25.70       34,100      $25.26       7,500       $24.00
                                        =======      ======      =======      ======      ======       ======
Weighted Average Fair Value of
  Options Granted During the
  Year.............................                  $ 9.27                   $10.91                   $ 9.90
                                                     ======                   ======                   ======

     The 320,000 stock options outstanding as of December 31, 1998 had exercise prices ranging from $24.00 to $27.75 per share and a weighted average remaining contractual life of 7.9 years.

     The Company applies APB Opinion 25 and related Interpretations in accounting for stock options. Accordingly, no compensation cost has been recognized in the consolidated statements of income. If the Company had recognized compensation cost, the Company would have reported net income of $16.2 million, $16.2 million and $10.8 million and basic net income per share of $1.15, $1.17 and $.89 for the years ended December 31, 1998, 1997 and 1996, respectively. The Black-Sholes valuation model was used, assuming an average life of the options of five years, a discount rate of 4.53%, 5.53% and 6.15% in 1998, 1997 and 1996, respectively, no dividend payout and a volatility of 30% in 1998 and 35% in 1997 and 1996.

12. COMMITMENTS AND CONTINGENCIES

     The Company is party to certain claims and contingencies arising in the normal course of business. In the opinion of management, the Company has meritorious defenses on all such claims, or they are of such kind, or involve such amounts, as would not have a materially adverse effect on the financial position or results of operations of the Company if disposed of unfavorably.

13. SELECTED QUARTERLY DATA (UNAUDITED)

     The following table presents the Company's quarterly results for the most recent eight quarters (in thousands, except per share amounts).

                            FIRST QUARTER       SECOND QUARTER        THIRD QUARTER       FOURTH QUARTER
                          -----------------    -----------------    -----------------    -----------------
                           1998      1997       1998      1997       1998      1997       1998      1997
                           ----      ----       ----      ----       ----      ----       ----      ----
Revenues................  $10,137   $ 5,375    $46,087   $46,296    $35,218   $43,974    $25,416   $14,171
Operating income
  (loss)................   (3,442)   (2,606)    19,606    17,965      7,749    15,295      7,168    (1,782)
Net income (loss).......   (1,648)   (1,511)    10,892    10,929      3,510     8,845      3,833    (1,818)
Basic Net income (loss)
  per share.............  $  (.12)  $  (.11)   $   .77   $   .80    $   .25   $   .63    $   .28   $  (.13)

                   PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES

                              REPORT OF MANAGEMENT

     The consolidated financial statements of Penske Motorsports, Inc. and subsidiaries (the "Company") have been prepared by management and have been audited by the Company's independent auditors, Deloitte & Touche LLP. Management is responsible for the consolidated financial statements, which have been prepared in conformity with generally accepted accounting principles and include amounts based on management's judgments.

     Management is also responsible for maintaining internal accounting control systems designed to provide reasonable assurance, at appropriate cost, that assets are recorded in accordance with established policies and procedures. The Company's systems are under continuing review and are supported by, among other things, business conduct and other written guidelines and the selection and training of qualified personnel.

     The Board of Directors is responsible for the Company's financial and accounting policies, practices and reports. Its Audit Committee meets annually with the independent auditors and representatives of management to discuss and make inquiries into their activities. The independent auditors have free access to the Audit Committee, with and without management representatives in attendance, to discuss the results of the audit, the adequacy of internal accounting controls, and the quality of the financial reporting.

     It is management's conclusion that the system of internal accounting controls at December 31, 1998 provides reasonable assurance that the books and records reflect the transactions of the Company and that the Company has complied with its established policies and procedures.

/s/ ROGER S. PENSKE
------------------------------------------
Roger S. Penske
Chairman
/s/ GREGORY W. PENSKE
------------------------------------------
Gregory W. Penske
President and Chief Executive Officer

February 1, 1999

                          INDEPENDENT AUDITORS' REPORT

Stockholders and Board of Directors
Penske Motorsports, Inc.

     We have audited the accompanying consolidated balance sheets of Penske Motorsports, Inc. and subsidiaries (the "Company") as of December 31, 1998 and 1997, and the related consolidated statements of income, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1998. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998, in conformity with generally accepted accounting principles.

/s/ DELOITTE & TOUCHE LLP

Detroit, Michigan
February 1, 1999

         The unaudited interim balance sheet, statements of income and cash flows of Penske Motorsports for the interim period ended March 31, 1999, are hereby incorporated by reference to the Quarterly Report of Penske Motorsports on Form 10-Q for the quarter ended March 31, 1999.


                    PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                                 (In thousands)

                                                                                         MARCH 31,                 DECEMBER 31,
                                                                                           1999                       1998
                                                                                   --------------------       --------------------
                                     ASSETS                                            (UNAUDITED)
                                     ------
CURRENT ASSETS:
     Cash and cash equivalents                                                      $         1,368            $         1,311
     Receivables                                                                             14,552                      4,398
     Inventories                                                                              3,217                      3,085
     Prepaid expenses and other assets                                                        2,756                      1,614
                                                                                    -------------------        -------------------
          TOTAL CURRENT ASSETS                                                               21,893                     10,408

PROPERTY AND EQUIPMENT, net                                                                 248,582                    247,421

INVESTMENTS                                                                                  13,021                     12,679

GOODWILL, net                                                                                39,345                     39,497

OTHER ASSETS                                                                                    983                        529
                                                                                    -------------------        -------------------

TOTAL                                                                               $       323,824            $       310,534
                                                                                    ===================        ===================

                      LIABILITIES AND STOCKHOLDERS' EQUITY
                      ------------------------------------
CURRENT LIABILITIES:
     Current portion of long-term debt                                              $           514            $           512
     Accounts payable                                                                         3,695                      3,915
     Accrued expenses                                                                         1,566                      2,933
     Deferred revenues, net                                                                  47,544                     19,573
                                                                                    -------------------        -------------------
          TOTAL CURRENT LIABILITIES                                                          53,319                     26,933

LONG-TERM DEBT, less current portion                                                         49,916                     61,442

DEFERRED TAXES                                                                               23,763                     22,413

COMMITMENTS AND CONTINGENCIES

STOCKHOLDERS' EQUITY: Common stock, par value $ .01 share:
         Authorized 50,000,000 shares
         Issued and outstanding 14,208,898
            shares in 1999 and 1998                                                             142                        142
     Additional paid-in-capital                                                             159,371                    159,371
     Retained earnings                                                                       44,848                     47,768
                                                                                    -------------------        -------------------
                                                                                            204,361                    207,281
     Treasury stock, at cost, 353,900 shares                                                 (7,535)                    (7,535)
                                                                                    -------------------        -------------------
          TOTAL STOCKHOLDERS' EQUITY                                                        196,826                    199,746
                                                                                    -------------------        -------------------

TOTAL                                                                               $       323,824            $       310,534
                                                                                    ===================        ===================

See accompanying notes to consolidated financial statements.

                    PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                 (In thousands, except share and per share data)
                                   (Unaudited)


                                                                                        THREE MONTHS ENDED MARCH 31,
                                                                              -------------------------------------------------

                                                                                       1999                        1998
                                                                              ---------------------        --------------------

REVENUES:
     Speedway admissions                                                      $           3,243            $          3,238
     Other speedway revenues                                                              4,754                       2,953
     Merchandise, tires and accessories                                                   4,856                       3,946
                                                                              ---------------------        --------------------
     TOTAL REVENUES                                                                      12,853                      10,137

EXPENSES:
     Operating                                                                            7,749                       6,190
     Cost of sales                                                                        3,145                       2,462
     Depreciation and amortization                                                        3,039                       2,675
     Selling, general and administrative                                                  3,042                       2,252
                                                                              ---------------------        --------------------
     OPERATING EXPENSES                                                                  16,975                      13,579
                                                                              ---------------------        --------------------

OPERATING LOSS                                                                           (4,122)                     (3,442)

EQUITY IN INCOME OF AFFILIATES                                                              356                         512
GAIN ON SALE OF INVESTMENT                                                                                            1,108
INTEREST EXPENSE                                                                         (1,039)                       (859)
                                                                              ---------------------        --------------------

LOSS BEFORE INCOME TAXES                                                                 (4,805)                     (2,681)

INCOME TAX BENEFIT                                                                        1,884                       1,033
                                                                              ---------------------        --------------------

NET LOSS                                                                      $          (2,921)           $         (1,648)

BASIC NET LOSS PER SHARE                                                      $            (.21)           $           (.12)
DILUTED NET LOSS PER SHARE                                                    $            (.21)           $           (.12)

BASIC WEIGHTED AVERAGE NUMBER
     OF SHARES OUTSTANDING                                                           13,854,998                  14,208,898
DILUTED WEIGHTED AVERAGE NUMBER
   OF SHARES OUTSTANDING                                                             13,909,117                  14,216,214



See accompanying notes to consolidated financial statements

                    PENSKE MOTORSPORTS, INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (In thousands)
                                   (Unaudited)


                                                                                                     THREE MONTHS ENDED
                                                                                                         MARCH 31,
                                                                                           ---------------------------------------
                                                                                                 1999                  1998
                                                                                           -----------------      ----------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net loss                                                                              $      (2,921)         $      (1,648)
     Adjustments to reconcile net loss to net cash
     provided by operating activities:
         Depreciation and amortization                                                             3,039                  2,675
         Equity in income of affiliates                                                             (356)                  (512)
         Gain on sale of investment                                                                                      (1,108)
         Changes in assets and liabilities which provided (used) cash:
              Receivables                                                                        (10,154)                (8,746)
              Inventories, prepaid expenses and other assets                                      (1,826)                (1,351)
              Accounts payable and accrued liabilities                                            (1,586)                (7,609)
              Deferred taxes                                                                       1,350                  2,459
              Deferred revenues                                                                   27,971                 20,556
                                                                                           -----------------      ----------------
                  Net cash provided by operating activities                                       15,517                  4,716

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions of property and equipment, net                                                     (3,936)                (8,567)
     Acquisitions of equity interests in affiliates and subsidiaries                                                       (241)
     Proceeds from sale of investment                                                                                     5,270
                                                                                           -----------------      ----------------
                  Net cash used in investing activities                                           (3,936)                (3,538)

CASH FLOWS FROM FINANCING ACTIVITIES:
     Repayment of debt                                                                           (11,524)                  (409)
                                                                                           -----------------      ----------------
                  Net cash used in financing activities                                          (11,524)                  (409)
                                                                                           -----------------      ----------------

NET INCREASE IN CASH AND CASH EQUIVALENTS                                                             57                    769

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD                                                   1,311                    249
                                                                                           -----------------      ----------------

CASH AND CASH EQUIVALENTS AT END OF PERIOD                                                 $       1,368          $       1,018
                                                                                           =================      ================

SUPPLEMENTAL CASH FLOW INFORMATION:
     Cash paid during the period for interest                                              $       1,059          $         932
     Cash paid (refunded) during the period for taxes, net                                 $        (751)         $      (1,971)

See accompanying notes to consolidated financial statements

                            PENSKE MOTORSPORTS, INC.
                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 1 - FINANCIAL STATEMENTS. The consolidated financial statements include the accounts of Penske Motorsports, Inc. (the "Company") and its wholly-owned subsidiaries, Michigan International Speedway, Inc., Pennsylvania International Raceway, Inc., California Speedway Corporation, North Carolina Speedway, Inc., Motorsports International Corp., Competition Tire West, Inc. and Competition Tire South, Inc. The Company also owns 45% of the ownership interests of Homestead-Miami Speedway, LLC, which is recorded using the equity method.
All material intercompany balances and transactions have been eliminated.

The financial statements have been prepared by management and, in the opinion of management, contain all adjustments, consisting of normal recurring adjustments, necessary to present fairly the financial position of the Company as of March 31, 1999 and December 31, 1998, and the results of operations and cash flows of the Company for the three months ended March 31, 1999 and 1998. The consolidated financial statements should be read in conjunction with the consolidated financial statements included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission.

Because of the seasonal concentration of racing events, the results of operations for the three months ended March 31, 1999 and 1998 are not indicative of the results to be expected for the year.

NOTE 2 - PROPERTY AND EQUIPMENT, NET. Property and equipment consists of the following:

                                               MARCH 31,                DECEMBER 31,
                                                 1999                        1998
                                          --------------------        -------------------
                                                          (In thousands)

      Land and land improvements          $          96,641           $          96,635
      Buildings and improvements                    162,253                     158,644
      Equipment                                      23,845                      23,677
                                          --------------------        -------------------
                                                    282,739                     278,956
      Less accumulated depreciation                  34,157                      31,535
                                          --------------------        -------------------
                                          $         248,582           $         247,421
                                          ====================        ===================

NOTE 3 - SEGMENT INFORMATION. The Company's reportable segments are business units that offer different products and services. The Company classifies its business interests into two fundamental areas: admissions and other track-related activities, which consists principally of race-related revenues and expenses from promoting motorsports events, and merchandise, tires and accessories ("MTA"), consisting principally of the revenues and expenses from the sale of race-related apparel, tires and accessories items.

Revenues relating to the Company's track operations totaled $8.0 million and $6.2 million for the three months ended March 31, 1999 and 1998, respectively, with expenses (operating, depreciation and amortization, and selling, general and administrative) of approximately $12.0 million and $9.7 million, respectively, for the same periods.

Revenues for the first quarter relating to the Company's MTA business totaled $4.9 million and $3.9 million in 1999 and 1998, respectively. The MTA business segment had cost of sales of $3.1 million and $2.5 million, respectively, and operating, depreciation and amortization, and selling, general and administrative expenses of approximately $1.8 million and $1.4 million, respectively, in the first quarter of 1999 and 1998 relating to such operations.

Substantially all of the Company's capital expenditures, property, plant and equipment, equity investments and goodwill, as well as depreciation and amortization expenses, are related to track operations. Substantially all of the Company's inventory is related to its MTA businesses.

NOTE 4 - COMMITMENTS AND CONTINGENCIES. The Company is party to certain claims and contingencies arising in the normal course of business. In the opinion of management, the Company has meritorious defenses on all such claims, or they are of such kind, are adequately covered by insurance, or involve such amounts, as would not have a materially adverse effect on the financial position or results of operations of the Company if disposed of unfavorably.

NOTE 5 - SUBSEQUENT EVENT. On May 10, 1999, the Company entered into a definitive Merger Agreement among the Company, International Speedway Corporation ("ISC") and 88 Corp., a wholly-owned subsidiary of ISC. Pursuant to the Merger Agreement, ISC will acquire the approximately 12.2 million outstanding common shares of the Company which it does not already own for $50 per share, subject to a collar provision. The Company's stockholders will be able to elect to receive this consideration as either (i) $15.00 in cash and $35.00 in Class A Common Stock of ISC or (ii) $50.00 of Class A Common Stock of ISC. The Merger Agreement is subject to customary conditions, including the approval of the transaction by the Company's stockholders and the approval of the ISC stock issuance by the stockholders of ISC.

INDEPENDENT ACCOUNTANTS' REPORT

Stockholders and Board of Directors
Penske Motorsports, Inc.

We have reviewed the accompanying condensed consolidated balance sheet of Penske Motorsports, Inc. and subsidiaries (the "Company") as of March 31, 1999 and the related condensed consolidated statements of operations and cash flows for the three month periods ended March 31, 1999 and 1998. These consolidated financial statements are the responsibility of the Company's management.

We conducted our review in accordance with standards established by the American Institute of Certified Public Accountants. A review of interim financial information consists principally of applying analytical procedures to financial data and of making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with generally accepted auditing standards, the objective of which is an expression of an opinion regarding the consolidated financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such condensed consolidated financial statements for them to be in conformity with generally accepted accounting principles.

We have previously audited, in accordance with generally accepted auditing standards, the consolidated balance sheet of the Company as of December 31, 1998, and the related consolidated statements of income, changes in stockholders' equity and cash flow for the year then ended (not presented herein); and in our report dated February 1, 1999, we expressed an unqualified opinion on those consolidated financial statements. In our opinion, the information set forth in the accompanying condensed consolidated balance sheet at December 31, 1998 is fairly stated, in all material respects, in relation to the consolidated balance sheet from which it has been derived.




/s/ Deloitte & Touche LLP
-------------------------

Detroit, Michigan

May 13, 1999

  (b)    Pro Forma Financial Information

         The unaudited pro forma condensed consolidated financial information and related notes presented herein is related to the Merger and is hereby incorporated by reference to the Registration Statement on Form S-4 of the Registrant, filed with Securities and Exchange Commission on June 21, 1999 (File No. 333-81165).

                   INTERNATIONAL SPEEDWAY UNAUDITED PRO FORMA
                  CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

     The following International Speedway unaudited pro forma condensed consolidated financial statements reflect adjustments to the historical consolidated balance sheets and statements of income of International Speedway and Penske Motorsports to give effect to the merger, using the purchase method of accounting for a business combination. The International Speedway unaudited pro forma condensed consolidated balance sheet as of February 28, 1999, assumes the merger was effected as of February 28, 1999. The International Speedway unaudited pro forma condensed consolidated statements of income for the three months ended February 28, 1999 and for the year ended November 30, 1998 assume the merger was effected as of the beginning of each period presented.

     The fiscal year-ends of International Speedway and Penske Motorsports occur at different dates. International Speedway's fiscal year-end is November 30 and Penske Motorsports' fiscal year-end is December 31. The International Speedway unaudited pro forma condensed consolidated balance sheet and statements of income have been prepared by combining the following periods of operations of International Speedway and Penske Motorsports:

PRO FORMA PERIOD    INTERNATIONAL SPEEDWAY  PENSKE MOTORSPORTS
----------------    ----------------------  ------------------
February 28, 1999   February 28, 1999       March 31, 1999

Three months ended  Three months ended      Three months ended
February 28, 1999   February 28, 1999       March 31, 1999
Year ended          Year ended              Year ended
November 30, 1998   November 30, 1998       December 31, 1998

     International Speedway and Penske Motorsports each owns 45% of Miami-Homestead and each entity records its respective investment using the equity method of accounting. For purposes of pro forma presentations, Miami-Homestead's March 31, 1999 historical consolidated balance sheet and its historical statements of income for the three months ended March 31, 1999, and the year ended December 31, 1998, have been combined with Penske Motorsports historical financial information.

     The following International Speedway unaudited pro forma condensed consolidated financial statements have been prepared from, and should be read in conjunction with, the historical consolidated financial statements and notes of International Speedway, incorporated by reference into this Joint Proxy Statement/Prospectus, and the historical consolidated financial statements and notes of Penske Motorsports incorporated by reference into this Joint Proxy Statement/Prospectus. See "Where You Can Find More Information" on page 74. The following International Speedway unaudited pro forma condensed consolidated statements of income are not necessarily indicative of the results of operations that would have occurred had the merger occurred at the dates indicated, nor are they necessarily indicative of future operating results of the combined company.

                             INTERNATIONAL SPEEDWAY

            UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET
                               FEBRUARY 28, 1999

                                                                   PENSKE
                                                                 MOTORSPORTS
                                                 INTERNATIONAL   AND MIAMI-     PRO FORMA        PRO FORMA
                                                   SPEEDWAY       HOMESTEAD    ADJUSTMENTS      CONSOLIDATED
                                                 -------------   -----------   -----------      ------------
                                                                       (IN THOUSANDS)
ASSETS
Current Assets:
  Cash and cash equivalents....................    $ 24,887       $  1,461      $(12,375)(3)(7)  $   13,973
  Short-term investments.......................      87,171              0             0             87,171
  Receivables..................................      12,960         17,183             0             30,143
  Inventories..................................       1,736          3,217             0              4,953
  Prepaid expenses and other current assets....       2,878          7,636             0             10,514
                                                   --------       --------      --------         ----------
    Total Current Assets.......................     129,632         29,497       (12,375)           146,754
Property and equipment, net....................     241,759        278,904        26,500(1)         547,163
Other Assets:
  Equity investments...........................      44,650         13,021       (57,546)(6)            125
  Goodwill, net................................      38,675         72,040       445,768(1)(2)      556,483
  Restricted investments.......................     112,713              0             0            112,713
  Other........................................      11,102            983           900(1)          12,985
                                                   --------       --------      --------         ----------
                                                    207,140         86,044       389,122            682,306
                                                   --------       --------      --------         ----------
    Total Assets...............................    $578,531       $394,445      $403,247         $1,376,223
                                                   ========       ========      ========         ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.............................    $ 10,551       $  4,672      $      0         $   15,223
  Income taxes payable.........................      11,286              0        (4,677)(3)          6,609
  Deferred income..............................      55,536         55,337             0            110,873
  Current portion of long-term debt............         685          3,014             0              3,699
  Other current liabilities....................       5,457          5,134             0             10,591
                                                   --------       --------      --------         ----------
    Total Current Liabilities..................      83,515         68,157        (4,677)           146,995
Long-term debt.................................      71,725         79,916       190,338(4)         341,979
Deferred income taxes..........................      30,287         23,763        10,375(1)(7)       64,425
Minority interest..............................           0              0         2,578(6)           2,578
Stockholders' Equity
  Class A common stock.........................         119            142           (52)(5)            209
  Class B common stock.........................         312              0             0                312
  Additional paid-in capital...................     205,851        159,371       268,265(5)(7)      633,487
  Members' capital.............................           0         25,783       (25,783)(6)              0
  Retained earnings............................     188,344         44,848       (45,332)(3)(5)     187,860
                                                   --------       --------      --------         ----------
                                                    394,626        230,144       197,098            821,868
  Less unearned compensation-restricted
    stock......................................       1,622              0             0              1,622
  Less treasury stock..........................           0          7,535        (7,535)(5)(7)           0
                                                   --------       --------      --------         ----------
    Total Stockholders' Equity.................     393,004        222,609       204,633            820,246
    Total Liabilities and Stockholders'
       Equity..................................    $578,531       $394,445      $403,247         $1,376,223
                                                   ========       ========      ========         ==========

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                             INTERNATIONAL SPEEDWAY

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                  FOR THE THREE MONTHS ENDED FEBRUARY 28, 1999

                                                            PENSKE
                                                          MOTORSPORTS
                                          INTERNATIONAL   AND MIAMI-     PRO FORMA          PRO FORMA
                                            SPEEDWAY       HOMESTEAD    ADJUSTMENTS           TOTAL
                                          -------------   -----------   -----------         ---------
                                              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)
REVENUES
Admissions, net.........................   $    37,614      $ 5,730     $        0         $    43,344
Motorsports related income..............        34,444        8,257              0              42,701
Food, beverage and merchandise income...        10,834        5,677              0              16,511
Other income............................           344            0              0                 344
                                           -----------      -------     ----------         -----------
                                                83,236       19,664              0             102,900
EXPENSES
Direct expenses:
  Prize and point fund monies
     and NASCAR sanction fees...........        12,804        3,143              0              15,947
  Motorsports related expenses..........        11,080        4,040              0              15,120
  Food, beverage and merchandise
     expenses...........................         5,239        4,638              0               9,877
General and administrative expenses.....        10,254        6,931              0              17,185
Depreciation and amortization...........         3,626        3,709          2,994(8)(9)        10,329
                                           -----------      -------     ----------         -----------
                                                43,003       22,461          2,994              68,458
Operating income (loss).................        40,233       (2,797)        (2,994)             34,442
Interest income.........................         2,086           51              0               2,137
Interest expense........................          (297)      (1,623)        (3,569)(10)         (5,489)
Equity in net income (loss) from equity
  investments...........................            25          356           (881)(6)            (500)
Minority interest.......................             0            0            (79)(6)             (79)
                                           -----------      -------     ----------         -----------
Income (loss) before income taxes.......        42,047       (4,013)        (7,523)             30,511
Income tax expense (benefit)............        16,108       (1,884)        (1,711)(11)         12,513
                                           -----------      -------     ----------         -----------
Net income (loss).......................   $    25,939      $(2,129)    $   (5,812)        $    17,998
                                           ===========      =======     ==========         ===========
Basic earnings (loss) per share.........         $0.61                                           $0.35
Diluted earnings (loss) per share.......          $0.60                                          $0.35
Basic weighted average shares...........    42,858,839                   9,006,036(12)      51,864,875
Diluted weighted average shares.........    42,994,673                   9,006,036(12)      52,000,709

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

                             INTERNATIONAL SPEEDWAY

         UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME
                      FOR THE YEAR ENDED NOVEMBER 30, 1998

                                                            PENSKE
                                                          MOTORSPORTS
                                          INTERNATIONAL   AND MIAMI-     PRO FORMA          PRO FORMA
                                            SPEEDWAY       HOMESTEAD    ADJUSTMENTS           TOTAL
                                          -------------   -----------   -----------         ---------
                                              (IN THOUSANDS, EXCEPT FOR SHARE AND PER SHARE DATA)
REVENUES
Admissions, net.........................   $    86,946     $ 55,609     $        0         $   142,555
Motorsports related income..............        71,793       46,064              0             117,857
Food, beverage and merchandise income...        28,597       29,571              0              58,168
Other income............................         1,632            0              0               1,632
                                           -----------     --------     ----------         -----------
     Total revenues.....................       188,968      131,244              0             320,212

EXPENSES
Direct expenses:
  Prize and point fund monies
     and NASCAR sanction fees...........        28,767       15,520              0              44,287
  Motorsports related expenses..........        33,283       28,122              0              61,405
  Food, beverage and merchandise
     expenses...........................        15,025       20,917              0              35,942
General and administrative expenses.....        37,842       22,700              0              60,542
Depreciation and amortization...........        13,137       13,766         11,974(8)(9)        38,877
                                           -----------     --------     ----------         -----------
     Total expenses.....................       128,054      101,025         11,974             241,053
Operating income (loss).................        60,914       30,219        (11,974)             79,159
Interest income.........................         4,414          246              0               4,660
Interest expense........................          (582)      (6,111)       (14,275)(10)        (20,968)
Equity in net income (loss) from equity
  investments...........................          (905)      (1,382)         2,163(6)             (124)
Minority interest.......................             0            0            320(6)              320
Gain on sale of equity investment.......         1,245        1,108              0               2,353
                                           -----------     --------     ----------         -----------
Income (loss) before income taxes.......        65,086       24,080        (23,766)             65,400
Income tax expense (benefit)............        24,894       10,697         (4,572)(11)         31,019
                                           -----------     --------     ----------         -----------
Net income (loss).......................   $    40,192     $ 13,383     $  (19,194)        $    34,381
                                           ===========     ========     ==========         ===========
Basic earnings (loss) per share.........         $1.00                                           $0.70
Diluted earnings (loss) per share.......          $1.00                                          $0.70
Basic weighted average shares...........    40,025,463                   9,006,036(12)      49,031,679
Diluted weighted average shares.........    40,188,800                   9,006,036(12)      49,194,836

See accompanying notes to unaudited pro forma condensed consolidated financial statements.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (IN THOUSANDS EXCEPT FOR SHARE AND PER SHARE AMOUNTS)

     Basis of Presentation. Under the terms of the merger, each outstanding share of Penske Motorsports common stock, other than shares held directly or indirectly by International Speedway, will be converted into the right to receive at the election of each Penske Motorsports stockholder, subject to the transaction's collar provision described below, (a) $15.00 in cash and $35.00 worth of International Speedway class A common stock or (b) $50.00 worth of International Speedway class A common stock. In accordance with the collar provision, if the volume-weighted average price for International Speedway class A common stock during the 20-day trading period ending two trading days before the merger is no higher than $53.44 and no lower than $41.56, International Speedway will issue the necessary number of shares to provide the $35.00 (plus $15 in cash) or $50.00, as applicable, of value for each share of Penske Motorsports common stock. If the volume-weighted average price is outside this range, for each share of Penske Motorsports common stock International Speedway would issue (a) no less than 0.655 and no more than 0.842 shares of International Speedway class A common stock, plus $15 cash, for those who choose cash and stock and (b) no less than 0.936 and no more than 1.203 shares of International Speedway class A common stock for those who elect to receive entirely stock.

     For purposes of pro forma presentation, it is assumed (a) that all stockholders will elect to receive their consideration as 70% stock and 30% cash and (b) the volume-weighted average price for International Speedway class A common stock during the 20-day trading period ending two trading days before the merger is $47.50, which results in an exchange ratio of 0.73684 shares of International Speedway class A common stock, plus $15.00 in cash, for each share of Penske Motorsports common stock. Further, it is assumed that 12,222,477 Penske Motorsports common stock are subject to the transaction (total shares outstanding of 14,208,898, less treasury shares of 377,400 less 1,609,021 shares of Penske Motorsports common stock owned directly and indirectly by International Speedway). The pro forma financial statements assume receipt of 100% of the outstanding Penske Motorsports common stock. Based on the assumed exchange factor, International Speedway would issue 9,006,036 shares of class A common stock in the proposed merger. Had holders of Penske Motorsports common stock elected to receive all stock consideration, the resulting pro forma net income, basic earnings per share and diluted earnings per share would have been $20,175, $0.36 and $0.36, and $43,089, $0.81 and $0.81 for the three months ended February 28, 1999 and the year ended November 30, 1998, respectively.

(1)  The estimated costs of the acquisition are as follows:

Cash consideration (assumes 30% of the 12,222,477 shares of
  Penske Motorsports common stock at $50.00 per share)......    $183,337
Stock consideration (assumes 70% of the 12,222,477 shares of
  Penske Motorsports common stock at $50.00 per share)......     427,787
Transaction costs...........................................       7,001
                                                                --------
Total acquisition cost......................................    $618,125
                                                                ========

     Under purchase accounting, Penske Motorsports' assets and liabilities are required to be adjusted to their estimated fair values. The estimated fair value adjustments have been determined by International Speedway based upon a preliminary valuation and are subject to adjustments based on a final valuation. These estimated fair values may not be the fair values that will ultimately be determined after the completion of the proposed merger. The following are the pro forma adjustments made to reflect Penske Motorsports' estimated fair values assuming the merger was completed on February 28, 1999:

Net Assets Acquired.........................................                  $155,369
                                                                ADJUSTMENT
                                                                ---------
Fixed assets................................................     $ 26,500
Intangibles.................................................          900
Deferred taxes..............................................      (10,412)
                                                                 --------
                                                                                16,988
Goodwill....................................................                   438,767
Transaction costs...........................................                     7,001
                                                                              --------
Total acquisition cost......................................                  $618,125
                                                                              ========

(2) To reflect the excess purchase price over the fair value of the net assets acquired, goodwill of $510,807 plus transaction costs of $7,001, less the elimination of historical goodwill recorded by Penske Motorsports and Miami-Homestead of $72,040.

(3) To reflect the accelerated vesting of 464,000 Penske Motorsports employee stock options and the cancellation of those options in an amount equal to the excess of the merger cash/stock consideration over the per share exercise price of the Penske Motorsports stock option, $11,200 in cash, and the associated equity adjustment to retained earnings of $6,832, net of income tax benefit of $4,368. In addition, to reflect International Speedway's decrease to retained earnings of $484 related to its pro rata share of the adjustment by Penske Motorsports under the equity method of accounting, net of income tax benefit of $309.

(4) To record long term debt incurred related to the 30% of the total consideration of the merger of $183,337 in cash and the transaction costs of $7,001.

(5) To record the issuance of 9,006,036 shares of International Speedway class A common stock for 70% of the total consideration, which increases common stock $90 and additional paid-in capital $427,697. Also, to record the elimination of Penske Motorsports common stock of $142, additional paid-in capital of $159,371, retained earnings of $38,016 (after option adjustment -- note 3), and treasury stock of $8,710 (after treasury stock adjustment -- note 7).

(6) To eliminate (a) International Speedway's investment in Penske Motorsports of $31,729 (including adjustments for stock options and treasury stock -- notes 3 and 7), (b) International Speedway's and Penske Motorsports' investment in Miami-Homestead of $25,817, (c) Miami-Homestead's members capital of $25,783, and (d) to record the 10% minority interest on Miami-Homestead's members capital for $2,578. In addition, to reflect the elimination of equity earnings (losses) and record minority interest for those investments in the pro forma statements of income for the three months ended February 28, 1999, and the year ended November 30, 1998.

(7) To reflect the repurchase of 23,500 shares of Penske Motorsports common stock subsequent to March 31, 1999, which increased treasury stock and decreased cash by $1,175. In addition, to reflect International Speedway's related change in equity investment, which is subsequently eliminated, and the decrease in additional paid-in capital of $61 and deferred taxes of $37.

(8) Amortization expense of $2,831 and $11,324 for the three months ended February 28, 1999 and year ended November 30, 1998, respectively, representing amortization of the excess purchase price over the fair value of the net assets acquired (including transaction costs) of $445,768, over a period of 40 years and amortization of other intangibles of $900 over a period of 5 years.

(9) Depreciation expense of $163 and $650 for the three months ended February 28, 1999, and the year ended November 30, 1998, respectively, representing additional depreciation expense that would have been recorded if the transaction had occurred on December 1, 1997 assuming current fair adjustments and a depreciable life of 30 years.

(10) Interest expense recorded on the long term debt to be borrowed for the cash consideration of $183,337 and transaction costs of $7,001, assuming a borrowing rate of 7.5%. If the borrowing rate were to fluctuate by approximately 1/8%, interest expense would fluctuate by $59 and $238 for the three months ended February 28, 1999, and the year ended November 30, 1998, respectively.

(11) Reduction in income taxes as a result of pro forma adjustments, primarily interest expense.

(12) Reflects International Speedway's historical basic weighted-average shares outstanding and diluted weighted average shares outstanding plus the assumed 9,006,036 shares issued by International Speedway for the proposed merger.


  (c)    Exhibits

         See the Index to Exhibits attached hereto.

                                   SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                             INTERNATIONAL SPEEDWAY
                                             CORPORATION


Date:    July 28, 1999                       /s/ W. Garrett Crotty
                                             -----------------------------------
                                             Name:  W. Garrett Crotty
                                             Title: Secretary

                                  EXHIBIT INDEX

Exhibit
  No.             Description
-------           -----------
2.1               Agreement and Plan of Merger, dated as of May 10, 1999, among
                  International Speedway Corporation, 88 Corp. and Penske
                  Motorsports, Inc., as amended by Amendment No. 1 thereto,
                  dated as of June 21, 1999 (attached as Annex A to the Joint
                  Proxy Statement/Prospectus included in the Registrant's
                  Registration Statement on Form S-4 File No. 333-81165).

2.2 Agreement and Plan of Merger, dated as of May 10, 1999, by and among International Speedway Corporation, Penske Performance,
                  Inc., PSH Corp. and Penske Corporation (attached as Annex B to the Joint Proxy Statement/Prospectus included in the Registrant's Registration Statement on Form S-4 File No.
                  333-81165).

3.1               Articles of Amendment of the Restated and Amended Articles of
                  Incorporation of the Registrant, filed with the Department of State of the State of Florida on July 26, 1999.

3.2               Conformed copy of Amended and Restated Articles of
                  Incorporation of the Registrant, as amended as of July 26, 1999.

99.1 Press release of the Registrant, issued on July 26, 1999, regarding the Merger.